Exhibit (d)(C)
NON-DISCLOSURE AGREEMENT
THIS AGREEMENT is made as of February 23, 2010 between CGI Group Inc. (“CGI”), a company incorporated under the laws of the Province of Québec, Canada, and STANLEY, Inc. (“STANLEY”), a company incorporated under the laws of the State of Delaware, U.S.A.
WHEREAS, in connection with a potential negotiated transaction involving CGI and STANLEY (the “Potential Transaction”), STANLEY wishes to provide to CGI, and CGI wishes to provide to STANLEY, documents and information pertaining to their respective businesses;
WHEREAS the documents and information to be provided by the parties constitute confidential proprietary, personal, financial, commercial or other confidential information of a highly classified and/or sensitive nature which, if made known to the public, may cause irreparable harm to the parties or their clients;
NOW THEREFORE, in consideration of the provision of information by the parties to each other and other good and valuable consideration, the receipt and sufficiency of which is specifically acknowledged by the parties, the parties hereto covenant and agree as follows:
1.	Definitions. For the purposes of this agreement:
(a)	“Confidential Information” means, in respect of a Disclosing Party, (i) any information relating to the Disclosing Party or any of its subsidiaries or affiliates in written form, magnetically encoded, transmitted verbally or in any other form of media and regardless of the manner in which it is furnished and regardless of whether specifically identified as “confidential”, and includes, without limitation, all analyses, compilations, notes, studies or other documents prepared by or on behalf of the Receiving Party or any of its Representatives to the extent they contain, reflect or are based upon or derived from any such information, (ii) the existence of this agreement or its contents, or the fact that Confidential Information has been made available to the Receiving Party, and (iii) any information concerning the Potential Transaction, or the terms and conditions or other facts related thereto, including without limitation, the fact that discussions are taking place with respect thereto or the status thereof; provided however, that “Confidential Information” shall not include information that the Receiving Party can show (1) is already generally available to the public at the time of disclosure to the Receiving Party or its Representatives, (2) subsequently becomes generally available to the public, other than as a result of any disclosure or other act by the Receiving Party or its Representatives in breach of this Agreement, (3) is already lawfully available to the Receiving Party on a non-confidential basis prior to being made available by the Disclosing Party or any of its Representatives, or (4) subsequently becomes lawfully available to the Receiving Party on a non-confidential basis from any person, other than the Disclosing Party, any of its Representatives or any other person that is subject to any confidentiality obligation to the Disclosing Party or any of its Representatives as regards such information;

(b)	“Disclosing Party” means the party disclosing Confidential Information;
(c)	“Representatives” means, in respect of any person, such person’s subsidiaries and affiliates and its and their directors, officers, employees, professional advisors (which term shall include, without limitation, legal counsel, accountants, investment banks and other financial advisors), lenders, prospective lenders, agents and other representatives;
(d)	“Receiving Party” means the party receiving Confidential Information.
2.	Use of Confidential Information. The Receiving Party shall, with respect to any Confidential Information provided hereunder, use the same degree of care and not less than reasonable care and discretion to limit disclosure of such Confidential Information as it uses with similar information of its own which it does not desire to disclose or disseminate. Without restricting the generality of the foregoing, the Receiving Party shall:
(a)	restrict disclosure of Confidential Information to its Representatives who have a “need to know” for the purposes of evaluating the Potential Transaction and not disclose any Confidential Information to any other person without the prior written consent of the Disclosing Party (which consent may be withheld in the absolute sole discretion of such party);

(b)	prior to disclosing Confidential Information, advise all Representatives who are to receive such information of the obligations herein and instruct such Representatives to use the Confidential Information on a confidential basis on and subject to the same conditions and restrictions as apply to the Receiving Party pursuant to this agreement (and the Receiving Party shall be responsible for any and all breaches of the terms of this agreement by its Representatives);

(c)	not copy, reproduce in any form or store in a retrieval system or data base any Confidential Information without the prior written consent of the Disclosing Party (which consent may be withheld in the absolute sole discretion of such party), except for such copies and storage as may be required internally by the Receiving Party in connection with considering and evaluating the Potential Transaction; and

(d)	not use the Confidential Information, or allow it to be used, for any purpose whatsoever (including, without limitation, any competitive or commercial purpose) other than for the purposes of its evaluation and completion of the Potential Transaction and, without limiting the generality of the foregoing, not use any Confidential Information for its own benefit or that of any other person.
3.	Return or Destruction. Notwithstanding disclosure to the Receiving Party in accordance with this Agreement, the Receiving Party accepts and agrees that the Confidential Information shall at all times remain the Disclosing Party’s exclusive property and the Receiving Party shall maintain it as such. Promptly upon the Disclosing Party’s written request for any reason, the Receiving Party and its Representatives shall destroy or return, at their option, all Confidential Information, with such destruction to be certified in writing to the Disclosing Party by an officer of the Receiving, and neither the Receiving Party nor its Representatives will retain any copies, extracts or other reproductions in whole or in part of any such Confidential Information whether in written, audio or electronic form. As far as it is reasonably practicable to do so, the Receiving Party and its Representatives shall also expunge any Confidential Information in the form of automated electronic “back-up” data from any computer, word processor or other device in their possession or under their custody and control. Notwithstanding the foregoing, the legal department or legal counsel of the Receiving Party may maintain, but strictly confidential, a copy of the Confidentiality Information in its restricted access files and only for litigation cases in connection with this Agreement and in order to comply with applicable mandatory laws and corporate record keeping purposes. Any Confidential Information that is not returned or destroyed (including, without limitation, any oral Confidential Information) shall remain subject to this agreement.
4.	Disclosure Required. If the Receiving Party or any of its Representatives is required by law, due legal process or the rules of any relevant stock exchange or other governmental or regulatory body to disclose any Confidential Information, the Receiving Party shall, to the extent not prohibited by law, notify the Disclosing Party promptly, providing details of the proposed disclosure and, prior to making any such disclosure, co-operate with the Disclosing Party and take such steps as the Disclosing Party may reasonably require to avoid or minimize the effect of any such disclosure requirement. If disclosure cannot be lawfully avoided, the Receiving Party and its Representatives shall disclose only that part of the Confidential Information which the Receiving Party is advised by its legal counsel must be disclosed and the Receiving Party shall provide copies thereof to the Disclosing Party.

5.	Ownership and Trading. Each of CGI and STANLEY represents to the other party that neither it nor any of its subsidiaries or affiliates beneficially owns, directly or indirectly, or exercises control over, any securities of the other party, Each of CGI and STANLEY acknowledges that it is aware that applicable securities laws prohibit any person who has material non-public information about CGI or STANLEY from purchasing or selling securities of such party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.	Standstill. For a period of 12 months from the date hereof, neither party shall, without the other party’s prior written consent (which consent may be withheld in the absolute sole discretion of such party), directly or indirectly:
(a)	acquire, offer or make any proposal to acquire or agree to acquire, by means of purchase, merger, consolidation, takeover bid, or in an other manner, any securities of the other party;

(b)	solicit proxies of shareholders of the other party, or seek to advise or influence any other person with respect to the voting of any securities of the other party, or form, join or in any way participate in a proxy group, in each case for any purpose;

(c)	otherwise act alone or with others to seek to control or influence, in any manner, the management or the board of directors of the other party;

(d)	have any discussions or enter into any arrangements, understandings or agreements, whether written or oral, with, or advise, finance, assist, encourage or act in concert with, any other person in connection with any of the foregoing; or

(e)	make any public announcement with respect to any of the foregoing (except as may be required by applicable law, regulatory authorities or stock exchanges).
7.	Non-Solicitation. For a period of 12 months from the date hereof, neither party shall, without the other party’s prior written consent (which consent may be withheld in the absolute sole discretion of such party), directly or indirectly solicit for employment or employ any person in an executive or managerial capacity with whom the Receiving Party and/or its subsidiaries and affiliates had contact in their consideration of the Potential Transaction or whose name was mentioned during the course of negotiation of the Potential Transaction, and who is employed by the other party or its subsidiaries and affiliates. Notwithstanding the foregoing, the recruitment of a person through the posting of a general advertisement or through an employment agency, provided that the parties shall not encourage or advise such agency to approach any specific individual, shall not constitute a breach of this Section 7.

8.	No Representation or Warranty. This agreement shall not constitute any representation, warranty or guarantee by the Disclosing Party or any of its Representatives with respect to the accuracy or completeness of any of the Confidential Information, and neither the Disclosing Party nor any of its Representatives shall be held liable by virtue of this agreement for any errors or omissions in the Confidential Information or the use by the Receiving Party of the Confidential Information. Nothing in this agreement obligates any parties to make any particular disclosure of Confidential Information or to complete, revise or update any Confidential Information.

9.	No Obligation to Complete Potential Transaction. The parties acknowledge and agree that until a definitive agreement regarding the Potential Transaction has been executed, none of the parties or any of their respective Representatives shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Potential Transaction by virtue of this agreement or the furnishing of Confidential Information pursuant hereto.

10.	Governing Law. This agreement will be governed by, and construed in accordance with, the laws of the State of Delaware and each party attorns to the non-exclusive jurisdiction of the courts of Delaware for any actions, suits or proceedings arising out of or relating to this agreement or the matters contemplated hereby.

11.	Remedies. Each party hereto agrees that, in the event of a breach of any of the terms or provisions of this agreement, monetary damages for such breach may not be adequate and that each party shall be entitled to specific performance or equitable relief, including, without limitation, injunctive relief in addition to any other available remedies.

12.	Invalidity of Provisions. If any provision of this agreement is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect and, if required, shall be deemed modified to the limited extent required to permit its enforcement in the manner most closely approximating the intention of the parties expressed herein.

13.	Entire Agreement. This agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written representation with respect to the subject matter hereof.

14.	Amendments and Waivers. This agreement may only be modified by a writing signed by all parties. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege.

15.	Term. The obligations under this agreement shall terminate 24 months after the date hereof (except for the obligations under sections 6 and 7 which shall terminate on the respective dates set forth therein).

16.	Assignment. This agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, provided that this agreement may not be assigned by any party hereto without the prior written consent of the other party.

17.	Communications; Notices. All requests for information and questions concerning the Potential Transaction shall only be made to those employees of the other party as such party may designate in writing for such purpose from time to time, and each of CGI and STANLEY undertakes that neither it nor any of its Representatives shall contact, directly or indirectly, at any time, any other employee of the other party or its subsidiaries or affiliates with regard thereto.

Any notice to be given in connection with this agreement shall be given in writing and shall be given by personal delivery or by transmittal by facsimile or e-mail addressed as follows:
(a)	to CGI:

CGI Group Inc. 1130 Sherbrooke Street West, 7th Floor Montreal (Quebec) H3A 2M8 Canada

Attention: CLAUDE SEGUIN Fax: E-mail: claude.seguin@cgi.com

(b)	to STANLEY:

Stanley, Inc. 3101 Wilson Boulevard, Suite 700 Arlington, VA 22201 U.S.A.

Attention: Scott D. Chaplin Fax: 703.682.1547 E-mail: scott.chaplin@stanleyassociates.com or to such other address, facsimile number, e-mail address or individual as may be designated by notice given by either party to the other. Any such notice given by personal delivery shall conclusively be deemed to have been given on the day of actual delivery thereof and, if given by facsimile or e-mail, on the day of transmittal thereof if given during the normal business hours and on the day during which such normal business hours next occur if not given during such hours on any day.

18.	Counterparts. This agreement may be executed by facsimile signature, or otherwise, in counterparts, all of which taken together will constitute one binding agreement.
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IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

CGI GROUP INC.			STANLEY, INC.

Per:	/s/ Claude Seguin		Per:	/s/ Scott D. Chaplin

	Name:	CLAUDE SEGUIN		Name:	Scott D. Chaplin
	Title:	SVP, Corporate development & Strategic Investments		Title:	SVP, General Counsel & Secretary

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